Exhibit (a)(1)(xi)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE PROGRAM

Date:

To:	[Eligible Employee/s]

From:	Weight Watchers International, Inc.

Re:	Rejected Notice of Withdrawal Under Exchange Program

Unfortunately, your Notice of Withdrawal regarding our Exchange Program was either inaccurate, incomplete, or improperly signed and was not accepted.

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Weight Watchers International, Inc. so that it is received before the Expiration Time, (5:00 p.m., New York City time, on June 22, 2015), unless the Offer is extended by us, by one of the following means:

By Regular Mail:

Weight Watchers International, Inc.

Attention: Corporate Secretary

675 Avenue of the Americas, 6th Floor

New York, New York 10010; or

By e-mail:

optionexchange@weightwatchers.com.

If we do not receive a properly completed and signed Notice of Withdrawal from you before the Expiration Time, all Eligible Options currently tendered by you will be cancelled for exchange.

You should direct questions about the Exchange Program or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form or other documents relating to this Exchange Program) by e-mail directly to optionexchange@weightwatchers.com. You may also call Ms. Stephanie Delavale, who manages our stock incentive plans, at 516-390-1851. You will have the ability to leave a voice message on this extension.